Exhibit 99.1

Hillman Group Announces Proposed Senior Notes Offering

Cincinnati, Ohio (May 12, 2010) – In connection with the recently announced acquisition of The Hillman Companies, Inc. (“Hillman Companies”) by Oak Hill Capital Partners, The Hillman Group, Inc. (“Hillman Group”), a subsidiary of Hillman Companies, announced that it has commenced an offering of $150 million aggregate principal amount of its Senior Notes due 2018. Hillman Group and Hillman Companies expect to use the net proceeds from the offering of the Notes as well as borrowings under their new term loan and the proceeds of an equity contribution from Oak Hill Capital Partners and members of management of Hillman Companies to fund the cash consideration in the acquisition, to repay certain existing indebtedness, to finance the recently announced Quick-Tag acquisition and to pay related fees, expenses and other related payments. The Notes will be guaranteed by Hillman Companies, Hillman Investment Company and all of the domestic subsidiaries of Hillman Group.

The Notes have not been and will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance of financial condition of Hillman Companies following the acquisition of Hillman Companies by Oak Hill Capital Partners. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman Companies’ filings with the Securities and Exchange Commission. Hillman Companies undertakes no duty to update any forward-looking statements made herein.

For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, Ext. 2084